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                                                                  RULE 424(b)(3)
                                                         SEC FILE NO.: 333-41683


                         SUNSTONE HOTEL INVESTORS, INC.

                               -----------------

                    SUPPLEMENT NO. 1 DATED JANUARY 23, 1998
                     TO PROSPECTUS DATED DECEMBER 17, 1997

            This Supplement No. 1 is a part of and should be read in connection with the prospectus of Sunstone Hotel Investors, Inc., a Maryland corporation, dated December 17, 1997 (the "Prospectus"). Capitalized terms used but not defined in this Supplement No. 1 have the meanings given to them in the Prospectus. This Supplement No. 1 hereby adds the following language to the end of the Selling Stockholders section on page 14 of the Prospectus:

            Of the 235,207 shares of Common Stock listed in the Selling Stockholder table in the row entitled "Others," 4,000 shares are registered for resale under this Prospectus by the Yampa Valley Community Foundation upon the redemption by such foundation of 4,000 Units. The 4,000 Units were donated to the foundation by Mr. C. Robert Enever, a director of the Company since September 1994. Yampa Valley Community Foundation is a Selling Stockholder for purposes of this Prospectus.

            Upon the redemption of the 274,488 Units held by Flagstaff Hotel Assets Inc. ("Flagstaff") and the 431,859 Units held by Tucson Desert Assets Inc. ("Tucson") in exchange for an equal number of shares of Common Stock, Flagstaff and Tucson may distribute such shares of Common Stock to each of their stockholders. Flagstaff and Tucson have each represented to the Company that the stockholders of Flagstaff and Tucson, and the number of shares of Common Stock which each such stockholder is entitled to receive, are as set forth in the tables below. The number of shares which may be distributed to each stockholder of Flagstaff and Tucson are registered for resale pursuant to this Prospectus, and each such stockholder is a Selling Stockholder for purposes of this Prospectus.


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

                                                 Number of Shares
                                               Registered for Sale           Percent of
  Stockholders of Flagstaff                          Hereby               Outstanding Shares
  -------------------------                    -------------------        ------------------
Charles E. Faust                                     54,897                     *

Leon Volkert                                         54,898                     *

Lauren B. Koonin                                     54,898                     *

C. Wayne Thompson                                    54,898                     *

Ronda Thompson                                       18,299                     *

Julie Bushur                                         18,299                     *

Jennifer Thompson                                    18,299                     *
                                                    -------
         TOTAL                                      274,488
                                                    =======


                                                 Number of Shares
                                               Registered for Sale           Percent of
  Stockholders of Tucson                             Hereby               Outstanding Shares
  ----------------------                       -------------------        ------------------
Charles E. Faust                                     86,372                     *

Leon Volkert                                         86,372                     *

Lauren B. Koonin                                     86,371                     *

S. Ronald Thompson                                   86,372                     *

C. Wayne Thompson                                    86,372                     *
                                                    -------
         TOTAL                                      431,859
                                                    =======

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* Less than 1% as of January 23, 1998



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